Filed Pursuant to Rule 433

Registration Statement No. 333-157658

Final Term Sheet dated August 2, 2010 supplementing

the Preliminary Prospectus Supplement dated August 2, 2010

ArcelorMittal

$1,000,000,000

aggregate principal amount of its

3.750% Notes due 2015

This final term sheet dated August 2, 2010 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated August 2, 2010 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	3.750% Notes due 2015 (the “Notes”)

Size:	$1,000,000,000

Price:	99.123%

Maturity:	August 5, 2015, unless earlier redeemed

Interest rate:	3.750% per annum

Yield to Maturity:	3.945%

Benchmark Treasury:	UST 1 3/4 % July 2015

Spread to Benchmark Treasury:	T+230 bps

Benchmark Treasury Price and Yield:	100-16 / 1.645%

Reference Treasury Dealers:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated

Interest payment dates:	February 5 and August 5 of each year, beginning on February 5, 2011

Proceeds to company before expenses:	$987,730,000

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+35 bps

Trade date:	August 2, 2010

Settlement:	T+3; August 5, 2010

CUSIP:	03938L AR5

ISIN:	US03938LAR50

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:	Joint Book-Running Managers J.P. Morgan Securities Inc. (Global Coordinator) Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Banc of America Securities LLC, toll free at 1-800-294-1322; Citigroup Global Markets Inc., toll free at 1-877-858-5407, J.P. Morgan Securities Inc., at 1-212-834-4533; or Morgan Stanley & Co. Incorporated, toll free at
1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,000,000,000

aggregate principal amount of its

5.250% Notes due 2020

This final term sheet dated August 2, 2010 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated August 2, 2010 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	5.250% Notes due 2020 (the “Notes”)

Size:	$1,000,000,000

Price:	98.459%

Maturity:	August 5, 2020, unless earlier redeemed

Interest rate:	5.250% per annum

Yield to Maturity:	5.452%

Benchmark Treasury:	UST 3 1/2% May 2020

Spread to Benchmark Treasury:	T+248 bps

Benchmark Treasury Price and Yield:	104-14+ / 2.972%

Reference Treasury Dealers:	Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated

Interest payment dates:	February 5 and August 5 of each year, beginning on February 5, 2011

Proceeds to company before expenses:	$980,090,000

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+40 bps

Trade date:	August 2, 2010

Settlement:	T+3; August 5, 2010

CUSIP:	03938L AQ7

ISIN:	US03938LAQ77

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters:	Joint Book-Running Managers J.P. Morgan Securities Inc. (Global Coordinator) Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Banc of America Securities LLC, toll free at 1-800-294-1322; Citigroup Global Markets Inc., toll free at 1-877-858-5407, J.P. Morgan Securities Inc., at 1-212-834-4533; or Morgan Stanley & Co. Incorporated, toll free at
1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$500,000,000

aggregate principal amount of its

7.000% Notes due 2039

This final term sheet dated August 2, 2010 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated August 2, 2010 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:

7.000% Notes due 2039 (the “Series 2039 Notes”)

The Series 2039 Notes offered hereby represent a reopening of the Series 2039 Notes and will be consolidated with and will form a single series under the indenture with the U.S.$1,000,000,000 aggregate principal amount of Series 2039 Notes that were issued on October 8, 2009.

Size:	$500,000,000

Price:	104.843% plus accrued interest from April 15, 2010 (“pre-issuance accrued interest”)

Maturity:	October 15, 2039, unless earlier redeemed

Interest rate:	7.000% per annum from April 15, 2010 (as if they had been issued on such date)

Yield to Maturity:	6.622%

Benchmark Treasury:	UST 4 5/8 February 2040

Spread to Benchmark Treasury:	T+255 bps

Benchmark Treasury Price and Yield:	109-14+ / 4.072%

Reference Treasury Dealer:	Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. (or their respective affiliates that are primary U.S. Government securities dealers).

Interest payment dates:	April 15 and October 15 of each year, beginning on October 15, 2010

Proceeds to company before expenses:	$530,534,444 (including 110 days of accrued interest totaling $10,694,444)

Change of control:	101%

Coupon Step-Up:	25 bps per rating under IG (200 bps cap)

Make Whole Spread:	T+50 bps

Trade date:	August 2, 2010

Settlement:	T+3; August 5, 2010

CUSIP:	03938L AP9

ISIN:	US03938LAP94

Denominations/Multiple:	2,000 x 1,000

Additional Tax Considerations—United States Federal Taxation:

See “Additional Tax Considerations” in the prospectus supplement dated August 2, 2010.

United States persons will be considered to have purchased the Series 2039 Notes at a premium equal to the excess, if any, of the Price (excluding pre-issuance accrued interest, which will be excluded from income) over the principal amount and may elect to amortize any such premium as an offset to interest income, using a constant yield method, over the remaining term of the Notes.

Ratings:

Expected to be “Baa3” (stable outlook) by Moody’s; “BBB” (negative outlook) by Standard & Poor’s; and “BBB” (negative outlook) by Fitch.

Note: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by ArcelorMittal and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information, and therefore a prospective purchaser should check the current ratings before purchasing the notes. Each rating should be evaluated independently of any other rating.

Underwriters	Joint Bookrunning Managers J.P. Morgan Securities Inc. (Global Coordinator) Banc of America Securities LLC Citigroup Global Markets Inc. Morgan Stanley & Co. Incorporated

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The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from Banc of America Securities LLC, toll free at 1-800-294-1322; Citigroup Global Markets Inc., toll free at 1-877-858-5407, J.P. Morgan Securities Inc., at 1-212-834-4533; or Morgan Stanley & Co. Incorporated, toll free at
1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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